EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


      Palomar Medical Technologies, Inc.                   Delaware corporation

      Palomar Medical Products, Inc.                       Delaware corporation

      Esthetica Partners, Inc.                             Delaware corporation